UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 15, 2013

Tetraphase Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-35837	20-5276217
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

480 Arsenal Street, Suite 110, Watertown, Massachusetts	02472
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 715-3600

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 15, 2013, the Compensation Committee of the Board of Directors of Tetraphase Pharmaceuticals, Inc. (the “Company”) approved compensation for its named executive officers, as set forth in the bullets and the table below:

•	New annual base salaries, effective June 1, 2013;

•	Bonus targets as a percentage of annual base salary for 2013; and

•	The grant of options to purchase shares of common stock of the Company.

Name	Annual Salary, effective June 1, 2013	2013 Bonus Target	Stock Options
Guy Macdonald	$400,000	50%	270,000

David C. Lubner	$300,000	35%	135,000

Patrick T. Horn, M.D., Ph.D.	$340,000	35%	135,000

Each of the options to purchase shares of the Company’s common stock is granted effective as of May 15, 2013 and made pursuant to the Company’s 2013 Stock Incentive Plan. The exercise price per share is $7.94, equal to the closing price of the Company’s Common Stock on the NASDAQ Global Market on the date of grant. The options will vest over four years, with 25% vesting on the first anniversary of the date of grant and the remaining shares vesting quarterly over the following three years. If the named executive officer is terminated without cause, or resigns for good reason, in connection with or within one year after a change in control of the Company (as defined in the applicable stock option agreement) the options vest in full.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TETRAPHASE PHARMACEUTICALS, INC.

Date: May 17, 2013	By:	/s/ David C. Lubner

David C. Lubner Senior Vice President and Chief Financial Officer